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                                  EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges


The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended June 30, 2002 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges). (Dollar amounts in thousands):
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

                                                                      For Fiscal Years Ended June 30,
                                                   --------------------------------------------------------------------
                                                      2002           2001          2000           1999           1998
                                                   --------------------------------------------------------------------
Net earnings                                        $ 7,859         $ 8,085      $ 6,424       $ 14,088         $11,455

Income tax expense                                    5,691           5,274        3,938          7,763           6,435

Interest charges                                     68,683          56,547       38,122         22,427          13,190

Amortization of debt issuance costs                   3,600           2,514        1,734          1,012           1,171

Interest portion of rental expense                      350             440          534            232             136
                                                   --------        --------     --------       --------        --------

Earnings available to cover
   fixed charges                                   $ 86,183        $ 72,860     $ 50,752       $ 45,522        $ 32,387
                                                   ========        ========     ========       ========        ========


Fixed charges:
   Interest charges                                $ 68,683        $ 56,547     $ 38,122       $ 22,427        $ 13,190

   Amortization of debt issuance costs                3,600           2,514        1,734          1,012           1,171

   Interest portion of rental expense                   350             440          534            232             136
                                                   --------        --------     --------       --------        --------

      Total fixed charges                          $ 72,633        $ 59,501     $ 40,390       $ 23,671        $ 14,497
                                                   ========        ========     ========       ========        ========

Ratio of earnings to fixed charges                     1.19 x          1.23 x       1.26 x         1.92 x          2.23 x
                                                   ========        ========     ========       ========        ========

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